EXHIBIT 10.7

CONSULTING AGREEMENT

CONSULTING AGREEMENT effective as of the later of the 12th day of February, 2009 or the date (the “Effective Date”) on which the Company (defined below) initially consummates a finance transaction with 10X Fund L.P., a Delaware limited partnership, by and between Pro-Pharmaceuticals, Inc., a Nevada corporation the (“Company”), and Medi-Pharmaceuticals, Inc., a Nevada corporation (the “Consultant”). The Consultant confirms that it currently employs David Platt, Ph.D. (“Platt”) and Eliezer Zomer, Ph.D. (“Zomer”), each a resident of Newton, Massachusetts and formerly employed by the Company.

WHEREAS, the Company requires certain consulting services in relation to laboratory procedures and techniques; and

WHEREAS, the Consultant is capable of, and is willing to, provide such consulting services to the Company.

NOW THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.

Engagement. During the Term (as defined below), the Consultant hereby agrees to provide the Company the following consulting services: (a) the performance by the Consultant of certain manufacturing and development services related to DAVANAT®, a technology owned by the Company (the “Technology”); (b) training by the Consultant to the Company’s technicians in best practices for certain laboratory processes and procedures, including, but not limited to, manufacture in accordance with Good Manufacturing Practices (GMP) and administration of the Technology, at the reasonable request of the Company; and (c) upon request, advice and review relative to current pre-clinical trials and clinical trials, and submissions of information or other documentation, whether in the form of an investigative new drug (IND) application, new drug application (NDA), drug master file (DMF) or otherwise related based on such trials to the Food and Drug Administration related to the Technology (the “Engagement”).

2.	Compensation.

(a)	To the extent that services related to the Engagement are provided by Platt, the Consultant shall receive no compensation.

(b)	To the extent that services related to the Engagement are provided by Zomer, the Company shall pay Consultant (i) $9176 per month (one-half of Zomer’s compensation at the Company prior to the Effective Date), the first payment of which shall be not later than thirty (30) days after the Effective Date; (ii) the employer’s portion of employment-related taxes related to the compensation paid pursuant to the preceding clause (such amount to be included monthly with such compensation); and (iii) $2,000 per month as reimbursement for medical insurance incurred by Consultant on behalf of Zomer; provided, however, that the Company’s obligation for the matters in clauses (ii) and (iii) shall terminate if and when the Consultant has received at least $1,000,000 of funding.

Within ten business days after submission by the Company to the Food and Drug Agency of the results of the pharmacokinetic study data relative to human clinical trials of the Technology which are ongoing as of the Effective Date, the Company shall grant Zomer fully vested cashless-exercise stock options exercisable to purchase such number of shares, as the Company may reasonably determine following consultation with Zomer, of the common stock of the Company (“Common Stock”) for ten (10) years at an exercise price not less than the fair market value of the Common Stock determined as of the date of the grant (“Cashless Stock Options”).

Within ten business days after approval of an NDA by the FDA based on the Technology, the Company shall grant Zomer such number of Cashless Stock Options as the Company may reasonably determine following consultation with Zomer.

3.	Technology Access. Zomer and Platt shall have access to the Company’s records and property, at the sole expense of the Company, exclusively for purposes of the provision of the services related to the Engagement and not for any other use (collectively, the “Accessed Information”), as follows: (i) all patents issued or pending related to the Technology; (ii) all Know-How (defined below) of the Company, (iii) all clinical trial data and other applicable dossiers related to products based on the Technology. The foregoing notwithstanding, neither Platt, Zomer nor the Consultant shall have any right, title or interest in the Technology or Accessed Information or any changes or improvements made to thereto. For purposes of this Agreement, Know-How means (i) techniques, data and information relating to any Company product within the field of oncology, including, but not limited to, inventions, practices, methods, manufacturing processes, knowledge, know-how, skill, trade secrets, experience, test data (including pharmacological, toxicological, preclinical, and clinical test data; data, records, and information derived form preclinical or clinical development, regulatory submissions, adverse reactions, analytical and quality control data, marketing, pricing, distribution, cost, sales and manufacturing data or descriptions), and (ii) compound, compositions of matter and assays in the field relating to the product.

4.	Confidentiality. Except as otherwise permitted pursuant to that certain Technology Sharing and Transfer Agreement between the parties hereto of approximate even date, the Consultant shall, and take all commercially reasonable steps to cause Zomer and Platt to, keep in confidence and not disclose to any other person or entity the Accessed Information or any non-public information related to the Technology, which obligation shall last for as long as the Accessed Information or confidential information is a trade secret and for five (5) years if it is not a trade secret but is confidential information.

5.	Term and Termination.

(a)	The Engagement hereunder shall be for a term of twenty-four (24) months commencing on the Effective Date of this Agreement and terminating on the second anniversary of the Effective Date (the “Term”).

(b)	The Company may terminate the Engagement hereunder at any time without cause, provided however, that if the Company terminates the Engagement hereunder without cause prior to the completion of the Term, the Consultant shall retain any previously paid Consulting Fee.

(c)	Upon termination of the Engagement, all rights, obligations and agreements as between the parties provided in this Agreement, except for the rights, obligations and agreements provided for in Sections 2(b), 4, 6-11 and as otherwise provided for in this Agreement, shall terminate and the parties shall be without recourse to one another under this Agreement, except as specified in Section 7 below.

6.	Independent Contractor. The parties acknowledge and agree that the Consultant’s performance of the Services under this Agreement shall be in the capacity of an independent contractor, and not an employee, of the Company. As such: (a) the Consultant shall be free to exercise its discretion and independent judgment as to the method and means of performance of the Services subject to this Agreement; and (b) other than as set forth in this Agreement, the Company shall have no liability to the Consultant with respect to any matter arising out of or relating to the Engagement, including, but not limited to, wages, salaries, benefits or severance.

7.	Indemnification. The Consultant agrees to indemnify and hold harmless the Company with respect to any damage or loss arising from the conduct of the Consultant and/or the Consultant’s employees, representatives or agents, if any, in the course of providing the Services under this Agreement, except as may directly result from the use of information or materials provided by the Company. The indemnification provisions in this Section 7 shall, notwithstanding any provision to the contrary contained elsewhere in this Agreement, survive for a period of three (3) years following any termination of the Engagement.

9.	Modifications. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements whether written or oral. This Agreement may not be amended or altered, except by a written instrument signed by the Company and the Consultant.

10.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, but may not be assigned by either party without the prior written consent of the other, except that the Company may assign this Agreement without the prior written consent of the Consultant to a subsidiary or successor of the Company.

11.	Waiver. No failure or delay by either party in exercising any right under this Agreement will operate as a waiver of such right or any other right under this Agreement.

12.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding that body of law applicable to conflicts of law.

13.	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.	FDA. The Consultant represents, warrants, and covenants that: (a) it will perform the Services in a professional manner and in compliance with this Agreement, professional and industry standards, all applicable and laws, rules and regulations (including the Food, Drug, and Cosmetic Act and regulations promulgated pursuant thereto) and current Good Laboratory Practice standards and Good Clinical Practice standards; and (b) neither the Consultant nor any of its employees have been debarred or are subject to debarment under the Food, Drug, and Cosmetic Act.

15.	Captions. Captions have been inserted solely for the convenience of reference and in no way define, limit or describe the scope or substance of any provisions of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as a sealed instrument as of the date first written above.

MEDI-PHARMACEUTICALS, INC.

By:	/s/ Frank Garofalo
Name:	Frank Garofalo
Title:	President

PRO-PHARMACEUTICALS, INC.

By:	/s/ Anthony D. Squeglia
Name:	Anthony D. Squeglia
Title:	Chief Financial Officer